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July 9, 2003


                                                              EXHIBIT (a)(1)(ii)

Dear Canyon Warrant Holder:

         I am pleased to announce that Canyon's Board of Directors has approved an exchange program ("Exchange Program") in which all holders of our outstanding warrants to acquire our common shares at an exercise price of $1.67 per share ("Outstanding Warrants") will have an opportunity to exchange funds representing a new exercise price of $1.35 per share (the "Exercise Price") and their Outstanding Warrants in exchange for shares of our common stock ("Common Shares") and new warrants ("New Warrants") that have an exercise price of $1.67 per share and that expire on September 30, 2004. The offer to participate in the Exchange Program begins today.

         Our Board decided to offer the Exchange Program because our Outstanding Warrants have an exercise price that is significantly higher than the current market price of our shares. By making this offer to exchange a new lower exercise price and the outstanding warrants for Common Shares and the New Warrants, we hope to raise additional working capital to be used for general corporate expenses. The Exchange Program is an opportunity for you to effectively exercise your existing warrants at a new lower price of $1.35 per share and to receive new replacement warrants that may have a potential to increase in value over time.

         The main features of the Exchange Program include the following:

         - ELIGIBLE PARTICIPANTS: All holders of unexercised Outstanding Warrants to acquire shares of Canyon's common stock at $1.67 per share.

         - ELIGIBLE OUTSTANDING WARRANTS: All Outstanding Warrants to purchase our common stock that have an exercise price of $1.67 per share and that expire on September 30, 2003.

         - EXERCISE PRICE: The Exercise Price payable under this Exchange Offer equals $1.35 multiplied by the number of shares of common stock obtainable upon exercise of the Outstanding Warrants.

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         -        COMMON SHARES: Participants in the Exchange Program will
                  receive the number of shares of our common stock obtainable upon exercise of their Outstanding Warrants. The Common Shares obtainable in the Exchange Program have been registered with the Securities and Exchange Commission and are covered by Canyon's Prospectus dated July 9, 2003 that is being provided to you with this letter.

         - NEW WARRANTS: Participants in the Exchange Program will receive New Warrants to acquire the same number of shares obtainable upon exercise of their Outstanding Warrants. These New Warrants will have an exercise price of $1.67 per share and will expire on September 30, 2004.

         All eligible warrant holders who wish to participate in this Exchange Program must complete an Election Form, in the form attached, and deliver a signed copy, along with the warrant certificate for your Outstanding Warrants and the funds representing your Exercise Price to Richard H. De Voto, President, Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401 no later than 5:00 p.m., Mountain Time, on August 6, 2003. In your Election Form, you need to indicate your election to "accept" the exchange agreement, identify the Outstanding Warrants being cancelled and indicate your Exercise Price.

         Canyon intends to e-mail or fax a confirmation of receipt to you within two (2) business days of receiving a complete package of your Election Form, warrant certificate and Exercise Price. This will merely be a confirmation that we have received your Election Form, warrant certificate and Exercise Price; your Outstanding Warrants will not be cancelled until August 6, 2003. If you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form, warrant certificate and Exercise Price have been received by us.

         IF YOUR ELECTION FORM, WARRANT CERTIFICATE AND EXERCISE PRICE ARE RECEIVED AFTER 5:00 P.M., MOUNTAIN TIME, ON AUGUST 6, 2003, THEY WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

         Enclosed with this letter, you are also receiving a more detailed document, entitled the Offer to Exchange Exercise Price and Certain Outstanding Warrants for Common Shares and New Warrants (referred to as the Offer to Exchange), explaining the program in greater detail. The information contained in (i) the Offer to Exchange; (ii) this letter; (iii) the Election Form and (iv) the Notice to Withdraw from the Offer; together constitute the entire Offer and we strongly urge you to read these documents carefully and to consult your own legal, tax and financial advisors before deciding whether to participate or not.

         Participation by each eligible warrant holder is voluntary.

         If you have any questions about the Exchange Program, please contact Richard H. De Voto or Gary C. Huber at 303/278-8464.


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         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your warrants and exercise price through the Exchange Offer. You should rely only on the information in this document, and the documents to which we have referred you and your advisors.

         We thank you for your continued dedication and contribution to Canyon.


                                  Very truly yours,

                            CANYON RESOURCES CORPORATION



                                   Richard H. De Voto
                                       President


Enclosures



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